EXHIBIT 5.1


                       FELDHAKE, AUGUST & ROQUEMORE LLP
                               ATTORNEYS AT LAW

                                IRVINE OFFICE
                          NEWPORT GATEWAY - TOWER 2
                       19900 MACARTHUR BLVD., SUITE 850
                           IRVINE, CALIFORNIA  92612
                           TELEPHONE (949)  553-5000
                           FACSIMILE (949)  553-5098

                              SAN  DIEGO OFFICE
                            KOLL CENTER, SUITE 750
                              501 WEST BROADWAY
                         SAN DIEGO, CALIFORNIA  92101
                           TELEPHONE (619) 696-6788
                           FACSIMILE (619) 696-8685

                           RESPOND TO IRVINE OFFICE


March 7, 2001


Mr. Jon L. Lawver
President,
Hart Industries, Inc.
4695 MacArthur Court, Suite 1450
Newport Beach, CA 92660

Re:      Asset Purchase Agreement (the "Agreement") dated December 5, 2000 by and between Holoworld, Inc., a Delaware corporation ("Holoworld"), Alisocor, LLC, a California limited liability company ("Alisocor" and, collectively with Holoworld, the "Company") Hart Industries, Inc., a Nevada corporation and Holoworld Acquisition Corporation, a Nevada corporation (collectively, the "Purchaser").

Dear Mr. Lawver:

We have acted as counsel to the Company in connection with the negotiation and preparation of the Agreement along with its attached Exhibits and Schedules, executed together with the Asset Purchase Agreement dated December 5, 2000 (the "Agreement"), which provides for the sale by the Company to the Purchaser all of its assets (the "Acquired Assets") in exchange for five million (5,000,000) shares of the common stock of Hart Industries, Inc., which shall be equal to or greater than ninety percent (90%) of the issued and outstanding number of shares of the common stock of Hart Industries, Inc. as of the closing date of the Agreement. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Agreement. The documents referred to in items A through C below, inclusive, may sometimes be referred to herein collectively as the "Authorizing Documents". The documents referred to in items D and E below, inclusive, may sometimes be referred to herein collectively as the "Transaction Documents".

For the purpose of rendering the opinions set forth herein, we have examined each of the following documents in the forms executed, all by and among the Company and the other signatories identified therein:

A. The Articles of Incorporation of Holoworld and the Articles of Organization of Alisocor (collectively, the "Articles");

B. The bylaws of Holoworld and the Operating Agreement of Alisocor (collectively, the "Bylaws");

C. The resolutions adopted by the Board of Directors and the shareholders of Holoworld and the Managing Member and Members of Alisocor with respect to the transactions contemplated by the Transaction Documents;

D. Executed counterparts of the Agreement, and all Schedules and Exhibits attached thereto;

E. The certificates of good standing for Holoworld and Alisocor from the Secretary of State of Delaware and the Secretary of State of California, respectively, copies of which are being delivered to you on the date hereof. We have also examined such other documents, corporate records, instruments, certificates of public officials and certificates of officers and directors of the Company, and made such investigation of law, as we have deemed necessary to render the opinions expressed below.
In such examination we have assumed: (i) the genuineness of all signatures appearing on such documents or instruments; (ii) the legal capacity of all natural persons who have signed documents submitted to us; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity with the original of all documents submitted to us as certified, telecopied, photostatic or reproduced copies; (v) the authenticity of the originals of all such documents; (vi) the due, binding and valid authorization by the appropriate executive officers of the Company of all actions purported to be taken by the Company in connection with the execution, delivery, and/or performance of all such documents or instruments; (vii) the due, binding and valid authorization, execution and delivery of all applicable documents and instruments on behalf of persons other than the Company; and (viii) the accuracy of all certificates, representations and warranties of the Company which have been provided to us in connection with our assistance in the preparation of the Agreement and this Opinion.

For the purpose of rendering our opinion herein, we have further assumed the truth, accuracy and completeness of all of the representations and factual statements contained in such records, instruments, certificates and other documents, including, without limitation, those contained in items A through E above. Except as specifically set forth herein, we have not undertaken any independent investigation to determine the truth, accuracy or completeness of any of such representations or factual statements, other than obtaining such from the authorized executive officers of the Company, although nothing has come to our attention that leads us to believe that any such representation or factual statement is incorrect.

With respect to questions of fact material to the opinions expressed below, we have relied solely upon (a) written statements of officers and directors of the Company; (b) any files and records currently in the possession of the attorneys of Feldhake, August & Roquemore LLP; (c) corporate documents of the Company; and (d) certificates of public officials, as to each without independent inquiry, verification or investigation by us. Where in this opinion the phrase "to the best of our knowledge", "of which we are aware", "known to us" or like language is used, it shall mean the actual knowledge of the specific Feldhake, August & Roquemore LLP attorneys who have represented the Company in connection with the transactions described above, which actual knowledge is derived solely from relying on the matters set forth in the immediately preceding sentence, without further investigation or inquiry.

Based upon the foregoing, and subject to the assumptions, limitations and exceptions contained herein, we are of the opinion that:

1. Holoworld is a corporation duly incorporated, organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Alisocor is a limited liability company duly organized and validly existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. Each of Holoworld and Alisocor has the requisite corporate power and authority to own their respective properties and assets owned by them and to carry on their respective businesses as presently conducted.

2. The Company has all requisite legal and corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents. All necessary corporate action on the part of the Company and its officers, directors and, to the extent necessary, shareholders, has been taken for (a) the valid execution, delivery and performance of each of the Transaction Documents, and (b) the sale, issuance, and delivery of the Acquired Assets to the Purchaser as contemplated by the Agreement. Each Transaction Document constitutes a valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except to the extent that such enforceability may be subject to the express limitation set forth below with respect to the enforceability of obligations generally. Each of the Transaction Documents has been duly executed and delivered by an authorized officer of the Company.

3. The execution, delivery, and performance of the terms of the Transaction Documents, and the sale of the Acquired Assets to the Purchaser pursuant to the Agreement do not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation or imposition of any lien (other than a lien in favor of the Purchaser) or encumbrance upon the Company's capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, or
(e) result in a violation of, (i) any provision of the Articles or Bylaws; (ii) any law, statute, rule or regulation of the United States or the State of California that is typically applicable to those transactions contemplated by the Agreement to which the Company is subject; or (iii) any material agreement or instrument listed on the disclosure schedules to any of the Transaction Documents, or, to our knowledge, any order, judgment or decree to which the Company is subject; and do not (iv) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or governmental authority.

4. All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with, any state or federal regulatory authority or federal governmental body required for or in connection with the sale of the Acquired Assets as contemplated by the Agreement have been made or obtained or will be obtained.

5. Other than the items listed on Schedule 2.05 of the Agreement, there are no actions, suits, proceedings or investigations pending against the Company before any court or governmental agency nor, to our knowledge, has the Company received any written threat thereof,
(i) that questions the validity of the Authorizing Documents, the Transaction Documents, or the right of the Company to enter into the Transaction Documents; or (ii) that, if determined adversely, would be reasonably likely to result in a material adverse change in the condition (financial or otherwise) or business of the Company.
With respect to the binding effect and foreseen enforceability of any obligation, the opinions set forth in this letter are expressly subject to: (a) the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, liquidation, receivership, readjustment of debts or similar laws affecting the rights of creditors generally as the same may be applied in a bankruptcy or similar proceeding with respect to the Company; (b) the effect of general principles of equity, including, without limitation, laws and judicial decisions which have imposed duties and standards of conduct (including, without limitation, obligations of good faith, fair dealing and reasonableness) upon creditors and contracting parties regardless of whether such principles are considered in a proceeding in equity or at law or as the same may be applied in a proceeding to enforce the obligations of the Company; and (c) to the availability of equitable remedies in a proceeding seeking to enforce any obligations of or waivers by the Company.

We express no opinion as to the following:

(a) the enforceability of cumulative remedies to the extent such cumulative remedies would have the effect of compensating the party entitled to the benefit of such remedies in any amount in excess of the actual loss suffered by such party;

(b) any requirements set forth in any of the Transaction Documents to the effect that the provisions thereof may be waived only in writing may not be valid, binding or enforceable to the extent that an oral agreement or implied agreement by trade practice or course of conduct modifying such requirements has been or may be created;

(c) the validity or enforceability of any provisions of the Transaction Documents which may impose an obligation on any party to pay attorneys' fees in the event of any claimed breach or default in performance thereunder or in the event of claims of legal action in connection therewith; and

(d) the enforceability of any provision of any Transaction Document to the extent that such provision is found by any court to constitute usury, nor as to the impact of the laws of community property as in effect in the State of California or any other state upon any of the Transaction Documents.

All of the opinions contained herein are qualified in their entirety by any item set forth in any Transaction Document to the extent that such items expressly identify exceptions to representations and warranties of the Company which are the basis of the opinions set forth herein.

Our opinions expressed herein are limited to the laws of the State of California and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction or the rules of conflicts of laws applied by any jurisdiction.

This opinion is being delivered solely for the benefit of Hart Industries, Inc. in connection with the transactions contemplated by the Transaction Documents. This opinion may not be relied upon for any other purpose, and is not to be quoted in whole or in part or otherwise distributed or referred to in any financial statement, public release, or any other document, nor is it to be filed with any governmental agency or any other person, without the prior written consent of this Firm, unless required by law. This opinion may not be relied upon by any other person except the designated recipient hereof. This opinion is being rendered to such person(s) as of the date hereof, and we assume no obligation to advise any person of any changes that may hereafter be brought to our attention, whether or not such changes may affect the accuracy of any opinion stated herein.


                                          Very truly yours,
                                          Feldhake, August & Roquemore



                                          By:  /s/ _____________

KSA:skm

Enclosure:      Certificates of Good Standing



(continued)



FELDHAKE, AUGUST & ROQUEMORE LLP

Mr. Jon L. Lawver
Hart Industries, Inc.
March 7, 2001